Exhibit 99.1

EXPEDIA COMPLETES ACQUISITION OF MAJORITY INTEREST IN TRIVAGO

BELLEVUE AND DÜSSELDORF, March 12, 2013 – Expedia, Inc. (NASDAQ: EXPE) today announced completion of its acquisition of 61.6% of the fully-diluted equity of trivago GmbH, a leading hotel metasearch company, paying approximately €434 million in cash (approximately US$564 million based on March 8, 2013 exchange rates) and agreeing to issue a total of 875,200 shares of Expedia, Inc. common stock over five years. trivago will continue to operate independently from its headquarters in Düsseldorf, Germany.

“Metasearch is an incredibly popular product because it enables consumers to find their ideal hotel at the lowest possible rate. The trivago team built one of the best hotel search user experiences and gained tremendous brand recognition in Europe. We are thrilled to officially welcome them to the Expedia, Inc. family,” said Dara Khosrowshahi, Expedia, Inc. President and Chief Executive Officer.

“Our focus remains on rapidly growing revenue as we expand globally” said Rolf Schrömgens, trivago co-founder and Managing Director. “The ability to leverage Expedia’s knowledge of and experience with global scale operations will be invaluable to profitably achieve this goal,” added Schrömgens.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trivago’s future revenues, profitability, global expansion, achievement of operational benefits, or the importance of metasearch as a traffic acquisition channel. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of March 12, 2013 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: the ability of trivago to successfully implement its plans, or meet its forecasts and other expectations, as well as other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s annual report on Form 10-K for the year ended December 31, 2012. Except as required by law, we undertake no obligation to update any forward-looking or other statements in this release, whether as a result of new information, future events or otherwise.

About the Expedia group

The Expedia group is the largest online travel business in the world, with an extensive brand portfolio that includes some of the world’s leading online travel brands, including:

•	Expedia.com®, the world’s largest full service online travel agency, with localized sites in 30 countries

•	Hotels.com®, the hotel specialist with sites in more than 60 countries

•	Hotwire®, a leading discount travel site that offers opaque deals in 11 countries on its 10 sites in North America, Europe and Asia

•	Egencia®, the world’s fifth largest corporate travel management company

•	eLong™, the second largest online travel company in China

•	Venere.com®, the online hotel reservation specialist in Europe

•	Expedia Local Expert®, a provider of in-market concierge services, activities and experiences in 18 markets worldwide

•	Classic Vacations®, a top luxury travel specialist

•	Expedia® CruiseShipCenters®, one of North America’s leading retail cruise vacation experts

The Expedia group delivers consumers value in leisure and business travel, drives incremental demand and direct bookings to travel suppliers, and provides advertisers the opportunity to reach a highly valuable audience of in-market travel consumers through Expedia Media Solutions. The Expedia group also powers bookings for some of the world’s leading airlines and hotels, top consumer brands, high traffic websites, and thousands of active affiliates through Expedia® Affiliate Network. For corporate and industry news and views, visit us at www.expediainc.com or follow us on Twitter @expediainc.

Trademarks and logos are the property of their respective owners. © 2013 Expedia, Inc. All rights reserved. CST: 2029030-50

About trivago

trivago is an online hotel search website which compares prices from over 600,000 hotels on over 150 booking sites worldwide; while also offering over 34 million integrated hotel reviews, accompanied by 14 million photos. Easily find the perfect hotel by using trivago’s various filters and sorting options. Over 20 million visitors per month use trivago – recently rated by Research Now in the top five travel sites in the UK, Germany, France, Spain and Italy. trivago was founded in 2005 and currently operates 33 international country platforms in 23 languages. Headquarters are based in Düsseldorf, Germany. For more information about trivago, please visit www.trivago.com.

Contacts
Expedia, Inc. Investor Relations	Expedia, Inc. Communications	trivago GmbH Contact
(425) 679-3555	(425) 679-4317	(212) 208-1439
ir@expedia.com	press@expedia.com	sydney.burdick@trivago.com

###